Exhibit 4

TIGO ENERGY, INC.
2008 STOCK PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the 2008 Stock Plan shall have the same defined meanings in this Stock Option Agreement.

I. NOTICE OF STOCK OPTION GRANT

Participant:	[Name]
Address:

The undersigned Participant has been granted an Option to purchase Stock of the Company, subject to the terms and conditions of the Plan and this Stock Option Agreement, as follows:

Grant Date:	[Grant Date]
Vesting Commencement Date:	[Vesting Commence Date]
Exercise Price per Share:	[Exercise Price]/Share
Total Number of Option Shares:	[Option shares (#)]
Total Exercise Price:	[Total Exercise Price]
Type of Option:	[Type of Option]
Term/Expiration Date	[Expiration Date]

Vesting Schedule:

Twenty-five percent (25%) of the Option Shares shall vest twelve (12) months after the Vesting Commencement Date and 1/48th of the Option Shares shall vest on the last day of each calendar month thereafter, subject to Participant’s Service through each such date.

Signatures:

By signing this Agreement below: (i) Participant and Company agree to the terms and conditions set forth in II. Agreement, below; and (ii) Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan administrator upon any questions arising under the Plan or this Option. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	Tigo Energy, Inc.

Signature	By:

[Name]
Residence Address:	420 Blossom Hill Road
Los Gatos, CA 95032

II. AGREEMENT

1. Grant of Option. The Company hereby grants to the Participant named in Part I of this Agreement (the “Participant”), an option (the “Option”) to purchase the number of Option Shares set forth in Part I, at the exercise price per Share set forth in Part I (the “Exercise Price”), subject to the terms and conditions of the Plan, a copy of which is located at and  , which Plan is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Stock Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in Part I as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Section 422(d) of the Code, this Option shall be treated as a Nonstatutory Stock Option (“NSO”).

2. Exercise of Option. This Option shall be exercisable during its term in accordance with the provisions of Section 5 of the Plan as follows:

(a) Right to Exercise.

(i) Subject to Subsections 2(a)(ii) and 2(a)(iii) below, this Option shall be exercisable cumulatively according to the vesting schedule set forth in Part I. Alternatively, at the election of the Participant, this Option may be exercised in whole or in part at any time as to Shares that have not yet vested. Vested Shares shall not be subject to the Company’s repurchase right (as set forth in the Restricted Stock Purchase Agreement, a copy of which is available at  .

(ii) As a condition to exercising this Option for unvested Shares, the Participant shall execute the Restricted Stock Purchase Agreement.

(iii) As a condition to exercising this Option for unvested Shares, the Company may require the Participant to become a party to the Company’s then current Shareholders Agreement (the “Shareholders Agreement”) by signing a joinder agreement thereto.

(iv) This Option may not be exercised for a fraction of a Share.

(b) Method of Exercise. This Option shall be exercisable by delivery of an Exercise notice in the form located at (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Participant on the date on which the Option is exercised with respect to such Shares.

3. Participant’s Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time this Option is exercised, the Participant shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form located at.

4. Lock-Up Period. Participant hereby agrees that Participant shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Participant (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act.

Participant agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Participant agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section.

5. Payment of Exercise Price.

a. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

(i) cash;

(ii) check;

(iii) consideration received by the Company under a formal cashless exercise procedure adopted by the Company in connection with the Plan;

(iv) surrender of other Shares which, (i) in the case of Shares acquired from the Company, either directly or indirectly, have been owned by the Participant, and not subject to a substantial risk of forfeiture, for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares; or

(v) such other manner as may be otherwise allowed by law and authorized by the Company.

b. Limitations on Payment.

(i) Notwithstanding the foregoing, the Option may not be exercised by tender to the Company, or attestation to the ownership, of Shares to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, the Option may not be exercised by tender to the Company, or attestation to the ownership, of Shares unless such shares either have been owned by the Participant for more than six (6) months or such other period, if any, required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) A “Cashless Exercise” means the delivery of a properly executed notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Shares acquired upon the exercise of the Option pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve, or terminate any such program or procedure, including with respect to the Participant notwithstanding that such program or procedures may be available to others.

6. Restrictions on Exercise.

a. Approval of Shareholders. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company.

b. No Violation of Law. The grant of the Option and the issuance of Shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE PARTICIPANT IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE PARTICIPANT MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Plan and this Stock Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

8. Term and Termination

a. Term of Option. This Option may be exercised only within the term set out in Part I, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

b. Option Exercisability. The Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period as determined below and thereafter shall terminate.

c. Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

d. Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service.

e. Termination for Cause. Notwithstanding any other provision of this Option Agreement, if the Participant’s Service is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Service.

f. Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for Vested Shares by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

g. Extension if Exercise Prevented by Law. Notwithstanding the foregoing other than termination for Cause, if the exercise of the Option within the applicable time periods set forth in this Section 8 is prevented by the provisions of Section 6(b), above, the Option shall remain exercisable until three (3) months after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

. Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in this Section 8 of Shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

i. Other Termination. The Board may terminate or amend the Plan or the Option at any time; provided, however, that except as provided in Section 9 in connection with a Change in Control, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Participant unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Option Agreement shall be effective unless in writing. Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Board may, in its sole and absolute discretion and without the consent of any participant, amend the Plan or any Option Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Option Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Sections 422 and 409A of the Code.

9. Effect of Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations under the Option or any portion thereof or substitute for the Option or any portion thereof a substantially equivalent option for the Acquiror’s stock. For purposes of this Section, the Option shall be deemed assumed if, following the Change in Control, the Option confers the right to receive, subject to the terms and conditions of the Plan and this Option Agreement, for each Share subject to the Option immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Board may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Shares pursuant to the Change in Control. In the event the Acquiror elects not to assume or continue the Company’s rights and obligations under the Option or substitute for the Option in connection with the Change in Control, and provided that the Participant’s Service has not terminated prior to such date, the Option shall be immediately exercisable and vested in full as of the date ten (10) days prior to the consummation of the Change in Control. Any exercise and vesting of the Option that was permissible solely by reason of this Section 9 shall be conditioned upon the consummation of the Change in Control. The Option shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control to the extent that the Option is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of the Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Option Agreement except as otherwise provided herein.

10. Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Shares effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Shares (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of stock, appropriate and proportionate adjustments shall be made in the number, Exercise Price and kind of shares subject to the Option, in order to prevent dilution or enlargement of the Participant’s rights under the Option. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the Exercise Price shall be rounded up to the nearest whole cent. In no event may the Exercise Price be decreased to an amount less than the par value, if any, of the stock subject to the Option. Such adjustments shall be determined by the Board, and its determination shall be final, binding and conclusive.

11. Tax Obligations.

(a) Withholding Taxes. Participant agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Participant) for the satisfaction of all Federal, state, local, foreign income, and employment tax withholding requirements applicable to the Option exercise. Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

(b) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Grant Date, and (ii) the date one year after the date of exercise, the Participant shall immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by the Participant.

(c) Fair Market Valuation. Pursuant to Section 409A of the Internal Revenue Code of 1986, if the exercise price of the Option is less than the fair market value of the Company’s Shares on the date of the Option grant, then the Participant will be subject to adverse tax consequences, including but not limited to tax on the issuance or vesting of the Option and a twenty percent (20%) penalty. In connection with the issuance of the Option, the Company has used commercially reasonable efforts to determine the fair market value of the Company’s Shares as of the date of the Option grant. By accepting this Option, Participant is acknowledging and agreeing that the Company’s valuation efforts might not be in compliance with certain safe-harbor valuation rules adopted by the Internal Revenue Service, and might otherwise be determined by the Internal Revenue Service to have resulted in an incorrect valuation of the Company’s Shares. Participant hereby agrees to indemnify and hold Company harmless from all taxes, interest, penalties or other damages incurred by Participant as a result of Company’s valuation of its Shares in connection with the grant of this Option that is later determined to be insufficient or incorrect.

12. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan, this Stock Option Agreement and the Shareholders Agreement (if applicable) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Agreement is governed by the internal substantive laws but not the choice of law rules of California.

13.  No Guarantee of Continued Service. PARTICIPANT AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUOUS SERVICE AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS PARTICIPANT MAINTAINS CONTINUOUS SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

Exhibit A

Location of Additional Documents

Tigo Energy, Inc. - 2008 Stock Plan: located at:

Tigo Energy, Inc. - 2008 Stock Plan - Amendment: located at:

Tigo Energy, Inc. – Restricted Stock Purchase Agreement: located at:

Tigo Energy, Inc. – Exercise Notice: located at:

Tigo Energy, Inc. – Investment Representation Statement: located at: